                                                                    EXHIBIT 99.2

News Release
For Immediate Release
August 20, 1997

Contact:  Monica Williamson
Phoenix Network Investor Relations
(800) 448-0804


              PHOENIX NETWORK REPORTS DETAILS OF MIDCOM MERGER

AUGUST 20, 1997--GOLDEN, CO--Phoenix Network, Inc. (AMEX: PHX) announced today additional details relating to its pending merger with MIDCOM Communications, Inc., (NASDAQ:MCCI), which was previously announced on August 13, 1997. Phoenix also announced on August 13, 1997 that it has reached a definitive agreement to purchase Trans National Communications (TNC), a leading provider of long distance affinity marketing programs with $22.2 million in revenues for the six months ended June 30, 1997.

Upon completion of the Phoenix/MIDCOM transaction, MIDCOM will acquire all of the outstanding shares of Phoenix Network common stock (currently approximately
32.0 million shares on a diluted basis, excluding options and warrants) for approximately 9.1 million shares of MIDCOM common stock. If Phoenix consummates its acquisition of TNC prior to the closing of the Phoenix/MIDCOM merger, MIDCOM will acquire currently approximately 37.0 million shares of Phoenix common stock for approximately 10.6 million shares of MIDCOM common stock. MIDCOM will assume Phoenix's outstanding stock options and warrants at closing.

Phoenix's and MIDCOM's respective obligations to consummate the merger are subject to conditions that MIDCOM's average stock price prior to the closing shall not be less than $5.75 or greater than $11.75.

Phoenix Network, Inc. is an inter-exchange carrier (IXC) which, in addition to its core long distance, offers Internet access, enhanced fax broadcast services, international call-back, conference calling, travel cards, debit cards, custom invoices, management reports, and a variety of other products and services. Phoenix Network's World Wide Web address is http://www.phoenixnet.com.

Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices located throughout the nation and currently invoices approximately 100,000 customer locations per month.

                                      ###
-----END PRIVACY-ENHANCED MESSAGE-----